Exhibit 10.19

BANK OF COMMERCE HOLDINGS / REDDING BANK OF COMMERCE

DIRECTORS DEFERRED COMPENSATION PLAN

1. Purpose of Plan; Deferrals Covered by Plan. The Plan is intended to provide the directors of Bank with the opportunity to defer compensation earned in connection with their services to Bank. Only amounts deferred after the date that this Plan has been adopted shall be subject to this Plan.

2. Definitions. The following capitalized terms shall have the specific meanings assigned to them below:

“Bank” means Bank of Commerce Holding, Redding Bank of Commerce and/or its other subsidiaries that adopt this Plan.

“Board of Directors” means the board of directors of Bank.

“Claimant” is defined in Section 10.a.

“Code” means the Internal Revenue Code of 1986, as from time to time amended.

“Deferral Account” is defined in Section 5.

“Designated Beneficiary” means the person(s) named by a Director pursuant to the Plan to receive amounts that are owed to the Director under the Plan at the time of his death.

“Director” means a member of the Board of Directors who has elected to participate in the Plan by delivering a Participant Election Form to Bank.

“Interest Accrual Date” is defined in Section 6.

“Interest Rate” means, at any time, the Bloomberg 20-year Investment Grade Financial Institutions Index rate (IGFII) (or a similar reference rate selected by Bank if that rate is not published) in effect on the immediately preceding December 31, plus two percent (2%). Notwithstanding the immediately preceding sentence, Bank may change the Interest Rate at any time by giving to each Director affected by the change a written notice of the change, but the change shall apply prospectively only. The Interest Rate will be adjusted annually on December 31.

“Maximum Deferral Amount” is defined in Section 4.e.

“Participant Election Form” means the Participant Election Form attached hereto as EXHIBIT A.

“Plan” means this Bank of Commerce Holdings / Redding Bank of Commerce Directors Deferred Compensation Plan.

“Separation from Service” means, with respect to a Director, that the Director ceases for any reason to provide services to Bank as a member of the Board of Directors. Notwithstanding any contrary provisions of the Plan, a Director shall not be treated as experiencing a Separation from Service unless he or she has experienced a “separation from service” as defined in Treas. Reg. 1.409A-1(h).

“Unforeseeable Emergency” means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, the Designated Beneficiary, or the Director’s dependent (as defined in Code Section 152 without regard to subsections (b)(1), (b)(2) or (d)(1)(B) thereof), loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

3. Eligibility to Participate. All Directors are eligible to participate in the Plan.

4. Election to Defer.

a. General. A Director may elect to defer payment of all or any part of compensation that he is otherwise entitled to receive for services performed during a year as a Director, but only if the election is made on or before December 31 of the immediately preceding year.

b. First Year of Eligibility. In the case of a person who first becomes a Director during a year, such person shall have the right to elect to defer payment of all or any part of the compensation to which he is otherwise entitled to receive for services during such year as a Director, but only if the election is made within thirty (30) days after he becomes a Director and only with respect to compensation paid for services performed after the election is made.

c. Participant Election Form. A Director who wishes to make a deferral election hereunder must do so by delivering to Bank a duly executed Participant Election Form.

d. Election Effective Until Changed. If a deferral election is made under this Section 4 with respect to compensation for services performed during a year as a Director, such deferral election shall apply to such compensation and to compensation for services performed in all future years as a Director, unless and until the Director submits a new Participant Election Form changing or terminating the election. Any such change or termination shall apply only with respect to compensation for services performed as a Director during years that follow the year in which the Director delivers the new Participant Election Form to Bank.

e. Maximum Deferral Amount. Subject to the last sentence of this Section 4.e, after a Director’s Deferral Account has been credited with a total of five hundred thousand dollars ($500,000) (“Maximum Deferral Amount”) pursuant to an election under this Section 4 (Election to Defer) and pursuant to Section 6 (Interest), he may no longer defer compensation under this Section 4. An election to defer compensation under this Section 4 shall not be effective to defer compensation to the extent it causes the Maximum Deferral Amount to be exceeded. However, the Deferral Account shall continue to be credited with interest under Section 6, even after a Director may no longer defer compensation by reason of this Section 4.e. The Maximum Deferral Amount shall be reduced by all compensation deferred by, and all interest credited to, a Director under the Bank’s 1993 Directors Deferred Compensation Plan.

5. Deferral Account. Bank shall credit amounts deferred by a Director under Section 4 to an account maintained by Bank for the Director on its books and records (“Deferral Account”). In addition, Bank shall credit interest to the Deferral Account, as provided in Section 6.

6. Interest. On the last day of each month on which the Deferral Account of a Director has a credit balance, and on the day of final payment of all amounts owed to him under the Plan, (each an “Interest Accrual Date”) Bank shall credit to the Deferral Account maintained for the Director an amount equal to the product of (i) a fraction, the numerator of which is the number of days in the month through and including the Interest Accrual Date, and the denominator of which is the number days in the year, (ii) the Interest Rate for the month, and (iii) the average balance in the Deferral Account for the month. The amount so credited shall thereafter be added to and treated as a part of the credit balance of the Deferral Account for all purposes of this Plan or, in the case of final payment of all amounts owed to a the Director, paid to him as part of the final payment to reduce the balance in his Deferral Account to zero. For purposes of the foregoing, the average balance in a Deferral Account for a month shall be equal to the quotient determined by dividing (i) the sum of the credit balance in the Deferral Account at the close of business on each day in the month, by (ii) the number of days in such month through and including the Interest Accrual Date.

7. Payment.

a. Electing Form of Payments. At the time a Director first makes an election to defer compensation pursuant to Section 4.a, he shall submit a Participant Election Form to elect the form of payments of the amounts credited to his Deferral Account. Thereafter, the election can be changed from time to time, but no change shall be effective unless it satisfies all the requirements of Section 7.e.

b. Time of Payment. Upon a Director’s Separation from Service, the Bank shall pay him the amounts credited to his Deferral Account as follows:

(i) If the Director elects as provided herein to receive payments in a lump-sum, then Bank shall pay the Director, within thirty (30) days following his Separation from Service, the amount credited to his Deferral Account, together with interest thereon through the date of payment, as provided in Section 6.

(ii) If the Director elects as provided herein to receive payments in equal monthly installments, then Bank shall pay the Director, the monthly installments over the period (which may not exceed one hundred twenty (120) months) specified by the Director on a Participant Election Form. The first installment shall be paid within thirty (30) days following the Director’s Separation from Service and subsequent installments shall be paid on a like day in each subsequent month over the number of months so specified. The Administrator shall calculate the amount of each monthly installment payment over the number of months that the payments are required to be made, using the Interest Rate in effect at the time of Separation from Service. If there is a subsequent change in the Interest Rate, the Administrator shall recalculate such amount to properly reflect the new rate.

c. Unforeseeable Emergency. If an Unforeseeable Emergency occurs with respect to a Director, the Director may petition the Board of Directors to receive a distribution from the Plan. The Board of Directors in its sole discretion may grant such petition. If granted, the Director shall receive, within sixty (60) days, a distribution from the Deferral Account maintained for him only to the extent deemed necessary by the Board of Directors to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution. In any event, the maximum amount which may be paid out pursuant to this Section 7.c is the Deferral Account balance as of the day that the Director petitioned the Board of Directors to receive a distribution under this Section 7.c.

d. Specified Employee. If a Director is a “specified employee” within the meaning of Treas. Reg.§ 1.409A-1(i), then notwithstanding any contrary provisions of the Plan any amounts payable to the Director under the Plan on account of a Separation from Service for any reason that could cause the Director to be subject to the gross income inclusion, interest and additional tax provisions of Code § 409A(a)(1) shall not be paid until after the end of the sixth calendar month beginning after such Separation from Service. On the last payroll cycle of the seventh month following the Director’s Separation from Service, Bank shall pay the Director in a lump sum all payments delayed because of the preceding sentence; and thereafter, Bank shall pay the Director any remaining payments under the Plan as if this Section 7.d were a not a part of the Plan.

e. Change in Time or Form of Payment. A Director may not elect to delay the time of a payment or change the form of a payment under the Plan, unless all of the following conditions are satisfied and such change otherwise satisfies all the requirements of Code § 409A and U.S. Treasury regulations issued thereunder:

(i)	The election cannot take effect until at least twelve (12) months after it is made;

(ii)	Except in the case of death, disability or an Unforeseeable Emergency, a payment with respect to which the election is made must be deferred for a period of not less than (5) years from the date that the payment would otherwise have been made; and

(iii)	In the case of a payment that is otherwise required to be paid at a specified time or on a fixed schedule specified when the amount is deferred, the election must be made at least twelve (12) months before the time of the first scheduled payment.

A Director may not elect to delay the time of a payment or change the form of a payment under this Section 7.e until 5 years after he first becomes a plan participant and submits a Participation Election Form to defer any amount hereunder or more than once every five (5) years thereafter.

8. Designated Beneficiaries.

a. General. The Director may designate a Designated Beneficiary by delivering a Participant Election Form to Bank naming a Designated Beneficiary. The Director may revoke or modify the designation at any time by delivery to Bank a new Participant Election Form. The designation of a Designated Beneficiary will only be effective if signed by the Director and received by Bank during the Director’s lifetime. If the Director is married and selects a Designated Beneficiary other than his or her spouse, the Director’s spouse must also sign the Participant Election Form. The Designated Beneficiary designation shall be deemed automatically revoked if the Designated Beneficiary predeceases the Director, or if the Director names a spouse as the Designated Beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid Designated Beneficiary, all payments hereunder that would otherwise be made to Designated Beneficiary shall be made to the Director’s estate.

b. Payments to Minors, Etc. If a payment is otherwise required to be made hereunder to a minor, a person declared incompetent, or a person incapable of handling the disposition of his property, Bank, in its sole discretion, may pay such benefit to the guardian, legal representative or a person having the care or custody of such minor, incapacitated person or incapable person. Bank may require such proof as it deems appropriate, prior to payment of the amount, showing that the person to whom a payment is otherwise required to be made is not a minor, a person declared incompetent, or a person incapable of handling the disposition of his property. Bank shall be fully discharged from all liability with respect to any payments made by it pursuant to this Section 8.b.

9. Funding.

a. Plan Unfunded. The Plan is intended to be unfunded for federal income tax purposes and, to the extent applicable, for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time. All monies used to pay amounts credited to the Deferral Account maintained for a Director shall come from the general funds of Bank. A Director is an unsecured general creditor of Bank with respect to the Deferral Account maintained for him by Bank and shall have no interest, rights or priority in any specific assets of Bank by reason of this Plan. Bank shall not be required to transfer monies to a separate account, create a separate fund, segregate assets, purchase life insurance or annuity contracts, or make other arrangements to fund its liabilities with respect to a Deferral Account or with respect to any other obligations it may have under the Plan.

b. Informal Funding. If Bank, in its sole and absolute discretion, chooses to transfer monies to a separate account, create a separate fund, segregate assets, purchase life insurance or annuity contracts, or make other arrangements to fund its liabilities with respect to a Deferral Account or with respect to any other obligations it may have under the Plan, then any such separate account, separate fund, segregated assets, life insurance or annuity contracts, or other arrangements shall remain solely the asset of Bank, subject to the claims of its unsecured general creditors; and a Director shall have no interest, rights or priority therein, except as an unsecured general creditor of Bank.

10. Claims Procedures.

a. General. Bank shall notify any person or entity that makes a claim under the Plan (the “Claimant”) in writing, within ninety (90) days of Claimant’s written application for benefits, of his or her eligibility or non-eligibility for benefits under the Plan. If Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, (4) an explanation of this Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed, and (5) a time within which review must be requested. If Bank determines that there are special circumstances requiring additional time to make a decision, Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) days.

b. Review Procedure. If the Claimant is determined by Bank not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by Bank by filing a petition for review with Bank within sixty (60) days after receipt of the notice issued by Bank. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by Bank of the petition, Bank shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to Bank verbally or in writing and the Claimant (or counsel) shall have the right to review the pertinent documents. Bank shall notify the Claimant of its decision in writing within the sixty (60) day period, stating the basis of its decision, written in a manner calculated to be understood by the Claimant and referencing the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) days at the election of Bank, but notice of this deferral shall be given to the Claimant.

11. Assignment or Pledge. Except to the extent required by law, a Director’s rights to any amounts credited to a Deferral Account maintained for him, or to receive any payments under the Plan (i) may not be sold, exchanged, transferred, assigned, pledged, hypothecated, encumbered or otherwise conveyed by the Director, (ii) shall not be subject to levy or seizure for the payments of any debts, liabilities or obligations of the Director (including, without limitation, judgments against, and child support, alimony or separate maintenance obligations of, the Director), and (iii) shall not be transferable in the event of the bankruptcy or insolvency of the Director, to the fullest extent permitted by law.

12. Employment. This Plan shall not (i) create employment rights in a Director, or (ii) limit the right of Bank or the Director to terminate the Director’s services to Bank at any time and for any reason whatsoever.

13. Applicable State Law. This Plan shall be construed and interpreted in accordance with the laws of the State of California.

14. Amendment and Termination of Plan.

a. General. The Board of Directors shall have the right, in its sole and absolute discretion, to amend or to terminate the Plan at any time; provided, however, that any such amendment or termination shall not reduce the credit balance in a Director’s Deferral Account at the time of the amendment or termination or affect Bank’s obligation to distribute to Director the amount of such credit balance under the terms of the Plan in effect immediately before such amendment or termination. In the event the Plan is terminated, no additional compensation may be deferred hereunder.

b. Election to Distribute on Termination. Notwithstanding any contrary provisions contained herein, at any time after the Board of Directors terminates the Plan, it may, in its sole and absolute discretion, cause the Bank to distribute the credit balance in a Director’s Deferral Account, provided that (i) the termination and liquidation does not occur proximate in time to a downturn in the financial health of Bank; (ii) Bank terminates and liquidates all agreements, methods, programs and other arrangements sponsored by Bank that would be aggregated with any terminated and liquidated agreements, methods, programs and other arrangements under Treas. Reg. § 1.409A-1(c) if the same Director had deferrals of compensation under all of the agreements, methods, programs and other arrangements that are terminated and liquidated; (iii) no payments in liquidation of the Plan are made within twelve (12) months of the date Bank takes all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (iv) all payment are made within twenty-four (24) months of the date Bank takes all necessary action to irrevocably terminate and liquidate the Plan; and (v) Bank does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Treas. Reg. § 1.409A-1(c), if the same Director participated in both plans, at any time within three (3) years following the date Bank takes all necessary action to irrevocably terminate and liquidate the Plan.

15. Use of Certain Terms. As required by the context, (i) masculine, feminine and neuter nouns used in the Plan may be substituted for nouns of another gender, and (ii) singular and plural nouns and verbs used in the Plan may be substituted for nouns or verbs of another number. All references in the Plan to “year” shall be deemed to refer to a calendar year.

16. Code § 409A. This Plan is intended to comply with, and shall be interpreted and administered in a manner consistent with, Code § 409A and U.S. Treasury regulations issued thereunder.

17. Tax Withholding. Bank shall have the right to withhold taxes, if any, that are required to be withheld from the benefits provided under this Plan.

18. Administration.

a. The Board of Directors shall administer the Plan, but may engage the services of an outside firm to handle day-to-day ministerial tasks relating to the operation of the Plan. The Board of Directors shall have the exclusive right to interpret the provision of the Plan and all persons shall be bound by its interpretations.

b. The Bank shall administer the Plan separately from the administration of the 1993 Directors Deferred Compensation Plan and shall account for all amounts deferred hereunder separately from amounts deferrals under such other Plan.

CERTIFICATION

(Bank of Commerce Holdings)

The undersigned hereby certifies that the Board of Directors of Bank of Commerce Holdings duly adopted the Directors Deferred Compensation Plan on the nineteenth day of December, 2013.

Date: December 23, 2013

/s/ David H. Scott
Print name: David H. Scott Title: Secretary

CERTIFICATION

(Redding Bank of Commerce)

The undersigned hereby certifies that the Board of Directors of Redding Bank of Commerce duly adopted the Directors Deferred Compensation Plan on the nineteenth day of December, 2013.

Date: December 23, 2013

/s/ David H. Scott
Print name: David H. Scott Title: Secretary

EXHIBIT A

BANK OF COMMERCE HOLDINGS / REDDING BANK OF COMMERCE

DIRECTORS DEFERRED COMPENSATION PLAN

Participant Election Form

The undersigned (“Director”) hereby elects to participate in the Bank of Commerce Holdings / Redding Bank of Commerce Directors Deferred Compensation Plan (“Plan”). Capitalized terms that are used herein shall have the meaning ascribed to those terms in the Plan.

1. Amount Deferred. Director elects to defer under the Plan the following amount of fees that he or she will receive for services as a director of Bank:

$                             ; or

                         % of Director’s fees

The foregoing election is subject the restriction on the maximum amount that can be deferred that is set forth in Section 4.e of the Plan.

2. Form of Payments. Director elects to receive payments of amounts credited to his or her Deferral Account in the following manner:

☐       Lump-sum

☐       Equal monthly installments over                      months (maximum 120 months)

DO NOT CHECK A BOX UNLESS YOU HAVE NEVER MADE AN ELECTION TO DESIGNATE THE DESIRED FORM OF PAYMENTS OR YOU WISH TO CHANGE A PRIOR ELECTION.

NO ELECTION UNDER THIS “FORM OF PAYMENTS” SHALL BE EFFECTIVE TO CHANGE A PRIOR ELECTION MADE BY YOU UNLESS IT SATISFIES ALL THE REQUIREMENTS OF SECTION 7.e OF THE PLAN.

3. Designated Beneficiary. Director names the following person as Designated Beneficiaries:

Primary Designated Beneficiary:

Secondary Designated Beneficiary:

After the Director’s death, all payments otherwise required to be made under the Plan to Director shall be made instead to Primary Designated Beneficiary; and after Primary Designated Beneficiary’s death, all such payments shall be made instead to Secondary Designated Beneficiary.

4. Acknowledgements. Director hereby acknowledges as follows:

(i) I have received a copy of the Plan.

(ii) My election to defer compensation hereunder continues until I revoke the election by providing Bank with a new Participant Election Form. Any such revocation will apply only with respect to compensation earned for services performed by me in years after I deliver the new Participant Election Form to Bank.

(iii) The tax laws impose substantial restrictions on my ability to change the form of payments elected by me hereunder.

(iv) The terms and conditions of the Plan control all amounts deferred by me hereunder.

Signature:	Date:
Print name:

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EXHIBIT A

CONSENT OF SPOUSE

(Only Required if Primary Designated Beneficiary is not Director’s spouse.)

I hereby consent to the designation the individual named above as the Primary Designated Beneficiary.

Date:
Signature of Director’s Spouse

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